November 30, 2004

Dear Member:

We are pleased to announce that the Board of Directors has approved a cash distribution in the amount of $100.00 per membership unit to members of record on November 30, 2004. We intend to mail the distribution between January 1, 2005 and January 7, 2005. Our excellent team of employees continues to work hard to maintain the production and efficiency of the plant.

As we previously announced to you, we will begin operations of the Husker Ag Trading System on December 1, 2004. Please contact either Kristine Wacker or myself if you have any questions or desire more information regarding our Trading System.

I would like to remind you that Husker Ag has a website, which may be found at www.Huskerag.com. The Company's homepage has been updated, and we are working on installing the Husker Ag Trading System Rules and Procedures on the website. Our website also has a link to the SEC Edgar Company Search website where you may access Husker Ag's SEC filings, including our latest quarterly report on Form 10-QSB, by typing in "Husker Ag" under the company name, or you may enter our CIK number in the appropriate box which is 1133555.

If you have questions, you may call us at 402-582-4446.

Kind regards,

Allen Sievertsen
General Manager

Statements made in this letter about Husker Ag, LLC, other than statements of historical fact, are forward-looking statements, and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with required regulatory approvals.